Press Release	Source: Industrial Enterprises of America, Inc.

Industrial Enterprises of America Raises Earning Guidance for Fiscal Year Beginning July 1, 2006
Friday May 12, 10:30 am ET

NEW YORK, May 12, 2006 (PRIMEZONE) -- Industrial Enterprises of America, Inc. (OTC BB:ILNP.OB - News), a specialty manufacturer and distributor of automotive aftermarket supplies, announces that the Company has raised earnings guidance to $10 million for the fiscal year ending June 30, 2007. Management has increased guidance by $2 million based upon the sale of Springdale Specialty Plastics which allows the company to reduce current debt obligations and decrease its overall costs of goods sold, as well as increases in profit margins due to efficiencies in consolidation and purchasing.

Springdale Specialty Plastics, a manufacturer of blow molded plastic bottles, was originally purchased as part of the Pitt Penn acquisition and sold for $2.5 million. The sale of Springdale effectively reduces ILNP's purchase price of Pitt Penn by more than half. The facility was purchased by Fortco Plastics Inc, a private company.

According to management, Springdale was a relatively inefficient manufacturer, and the purchaser of the blow mold facility will be upgrading and modernizing the production equipment to increase the output of current operations. The purchaser has agreed to continue supplying plastic containers to the Company, which will result in a decrease in ILNP's packaging costs.

John Mazzuto, Chief Executive Officer of Industrial Enterprises of America, stated, ``The 25% increase in earnings guidance is attributable to several factors. The recent sale of our Springdale facility eliminates overhead costs, reduces current debt and lowers our cost of goods sold by outsourcing production of containers to a more efficient facility. Additionally, our consolidation following the Pitt Penn acquisition has given us greater purchasing power with suppliers which has begun being realized and will be fully implemented beginning July 1, 2006.''

The consolidation of the Company's Ohio manufacturing and warehousing operations into Pitt Penn Oil Co.'s facility is actively underway. Engineering and plant personnel have completed their review of the consolidation efforts, certain operations have been transferred and production lines are currently in transit. It is estimated that the relocation of liquid production lines to Pitt Penn Oil will be completed within the next thirty days.

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., headquartered in New York, N.Y., is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives & chemicals. The company has distinct proprietary brands that collectively serve the retail, professional, and discount automotive aftermarket channels.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects'', ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of EMC Packaging's and Unifide Industries' products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; (iii) the ultimate consequences of Hurricane Katrina on the supply and/or distribution chain; (iv) the consequent results of operations given the aforementioned factors; and (v) the requirement for the Company to raise additional working capital to fund operations and the availability and terms of any such funding to the Company. Without any such funding, the Company believes it may be forced to curtail operations, and if no alternative to financing, such as an additional merger or acquisition, is consummated, the Company may not continue as a going concern. Other risks are detailed from time to time in the Company's 2003 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff
(212) 505-5976
PressReleases@Za-Consulting.net

Source: Industrial Enterprises of America, Inc.